Exhibit 99.2

      PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. APPOINTS NEW DIRECTORS

St. Louis, MO, October 1, 2007. . . . . Ralcorp Holdings, Inc. (NYSE: RAH) announced today that its Board of Directors appointed J. Patrick Mulcahy and David R. Wenzel as members of the Board of Directors effective today.  Mr. Mulcahy is Chairman of the Board of Energizer Holdings, Inc. and former Chief Executive Officer of Energizer Holdings, Inc.  Mr. Wenzel is Chief Operating Officer of EFR Group.  Messrs. Mulcahy and Wenzel will serve until the 2008 Annual Meeting of Shareholders, when they will stand for election by the Company’s shareholders.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.